Exhibit 99.1
News Release
Video Display Reports Third Quarter and Nine Month Results
January 15, 2009 — Video Display Corporation (NASDAQ: VIDE) reports third quarter and nine month results below previously issued guidance. Net income for the nine month period is $868,000 or $0.09 versus the previous year’s comparable period fully diluted earnings per share of $0.28. Revenue for the nine month period ended Nov. 30, 2008 decreased from $65.6 million to $57.2 million, a decrease of 12.8% versus the previous year’s nine month period results.
Revenue for the three month period ended Nov. 30, 2008 decreased by $2.8 million to $18.5 million versus the previous year’s third quarter revenue of $21.3 million. Fully diluted loss per share is reported at $(0.03) which is below previously issued earnings guidance and down from the previous year’s fully diluted earnings of $0.07 per share.
Company CEO, Ron Ordway, stated, “Results from our Fox International Ltd distribution subsidiary and the Clinton Displays division were disappointing with net profits from these operations missing their goals of net income by nearly $900,000 or $0.10 per share for the 3rd quarter. The Company has initiated an annual cost reduction program of approximately $2.5 million covering all divisions including Fox and Clinton to offset the earnings shortfall. We anticipate that a portion of the cost reductions will positively affect results for the fourth quarter of this fiscal year. With the effect of the reductions, I would expect that the previously stated fourth quarter guidance to still be attainable and that full year earnings per share would be in the range of $0.16 to $0.18 per share for fiscal 2-28-2009.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized AMLCD and CRT displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates 8 display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 29, 2008, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2008	2007	2008	2007
Net sales	$18,493	$21,272	$57,285	$65,601
Cost of goods sold	12,874	14,221	37,406	43,354

Gross profit	5,619	7,051	19,879	22,247

Operating expenses
Selling and delivery	1,895	1,898	5,682	5,787
General and administrative	4,402	4,059	12,762	11,794

	6,297	5,957	18,444	17,581

Operating profit	(678)	1,094	1,435	4,666

Other income (expense)
Interest expense	(326)	(444)	(894)	(1,384)
Other, net	150	293	310	498

	(176)	(151)	(584)	(886)

Income before income taxes	(854)	943	851	3,780
Income tax expense	(589)	288	(17)	1,034

Net income	$(265)	$655	$868	$2,746

Basic earnings per share of common stock	$(.03)	$.07	$.09	$.28

Diluted earnings per share of common stock	$(.03)	$.07	$.09	$.28

Basic weighted average shares outstanding	9,276	9,599	9,385	9,627

Diluted weighted average shares outstanding	9,276	9,735	9,754	9,718

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080